EXHIBIT 3.1

MFA FINANCIAL, INC.

ARTICLES SUPPLEMENTARY

8,050,000 SHARES OF

7.50% SERIES B CCUMULATIVE REDEEMABLE PREFERRED STOCK

MFA Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article SIXTH of the Corporation’s charter (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions reclassified 8,050,000 shares of authorized but unissued common stock, $0.01 par value per share (“Common Stock”), as shares of 7.50% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article SIXTH of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Charter.

Series B Preferred Stock

(1) DESIGNATION AND NUMBER. A series of preferred stock, designated the “7.50% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of the Series B Preferred Stock shall be 8,050,000.

(2) RANK. The Series B Preferred Stock shall, with respect to the dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and to any other class or series of capital stock of the Corporation the terms of which specifically provide that such capital stock ranks junior to such Series B Preferred Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on a parity with the 8.50% Series A Cumulative Redeemable Preferred Stock of the Corporation with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and on parity with any other class or series of capital stock of the Corporation the terms of which specifically provide that such capital stock ranks on a parity with the Series B Preferred Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any other class or series of capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series B Preferred Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” shall not include convertible or exchangeable debt securities.

The Series B Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future debt obligations.

(3) DIVIDENDS.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to dividend rights, the holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.50% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock (equivalent to the fixed annual amount of $1.875 per share of the Series B Preferred Stock). Such dividends with respect to each share of Series B Preferred Stock issued prior to July 1, 2013 shall accrue and be cumulative from, and including, the first date on which any shares of Series B Preferred Stock are issued (the “Original Issue Date”) and with respect to each share of Series B Preferred Stock issued on or after July 1, 2013 shall be cumulative from, and including, the first day of the Dividend Period following the last Dividend Period with respect to which dividends were actually paid on shares of Series B Preferred Stock that were outstanding immediately preceding the issuance of such shares of Series B Preferred Stock, and shall be payable to holders quarterly in arrears on Dividend Payment Dates (as defined below), commencing with respect to each share of Series B Preferred Stock on the first Dividend Payment Date following issuance of such shares of Series B Preferred Stock; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series B Preferred Stock for any Dividend Period (as defined below), including any partial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series B Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series B Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2013. “Dividend Period” shall mean the respective period commencing on, and including, the first day of January, April, July and October of each year and ending on, and including, the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on, and include, the Original Issue Date and end on, and include, June 30, 2013 and be in the amount of $0.39583 per share, and other than the Dividend Period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5(a) or (b), which shall end on, and include, the day preceding the redemption date with respect to the shares of Series B Preferred Stock being redeemed). The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banks in New York, New York are required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not (i) the Corporation has earnings, (ii) there are funds legally available for the payment of such dividends, or (iii) those dividends are authorized or declared.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series B Preferred Stock for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except (i) a dividend payable solely in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series B Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (iii) for the purchase of shares of Series B Preferred Stock, Preferred Stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with the Series B Preferred Stock, or capital stock or equity securities of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock, by the Corporation in accordance with the terms of Article NINTH of the Charter, Section 9 of these Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, (iv) for the redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, and (v) for the purchase or acquisition of the Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock), unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(4) LIQUIDATION PREFERENCE.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25.00 per share of Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series B Preferred Stock in the distribution of assets, then the holders of shares of Series B Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock shall not be added to the Corporation’s total liabilities.

(5) REDEMPTION.

(a) Right of Optional Redemption. Except as provided in Section 5(b) below, the Series B Preferred Stock shall not be redeemable prior to April 15, 2018, has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Corporation continues to qualify as a REIT for federal income tax purposes, the Series B Preferred Stock will be subject to the provisions of Article NINTH of the Charter and Section 9 of these Articles Supplementary. On and after April 15, 2018, the Corporation, at its option and upon not less than 30 nor more than 60 days’ written notice, may redeem shares of Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption (except as provided in Section 5(c) below), without interest (“Redemption Right”). If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot.

(b) Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the Corporation may redeem the Series B Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus any accrued and unpaid dividends to, but not including, the redemption date (the “Special Optional Redemption Right”). If, prior to the Change of Control Conversion Date (as defined in Section 7(b)), the Corporation has provided or provides notice of redemption with respect to the Series B Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series B Preferred Stock subject to such redemption notice will not have the conversion right described below in Section 7.

A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(c) Limitations on Redemption. Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been, or contemporaneously are, authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods that have ended, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, on parity with or junior to the Series B Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent (i) such action by the Board of Directors or its designees pursuant to Article NINTH of the Charter or Section 9 of these Articles Supplementary in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, (ii) the purchase or acquisition of shares under any incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services or (iii) the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(d) Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption pursuant to the Redemption Right or the Special Optional Redemption right has been given.

(e) Procedures for Redemption.

(i) Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, representing shares of the Series B Preferred Stock are to be surrendered for payment of the redemption price; (E) the procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price; (F) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accumulate on the redemption date; (G) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series B Preferred Stock; (H) if notice is being given pursuant to the Special Optional Redemption Right, that the shares of Series B Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (I) that, if applicable, the holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the outstanding shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(iii) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result, any holder of shares of Series B Preferred Stock (other than a holder of Series B Preferred Stock that has received an exemption from the Ownership Limit and/or the Series B Ownership Limit (as defined in Section 9 hereof), as applicable) would be a Beneficial Owner or a Constructive Owner in excess of the Ownership Limit or Series B Ownership Limit, as applicable, because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold an amount of Series B Preferred Stock in excess of the Ownership Limit or Series B Ownership Limit, as applicable, subsequent to such redemption.

(iv) If notice of redemption of any shares of Series B Preferred Stock has been given (in the case of a redemption of the Series B Preferred Stock other than to preserve the qualification of the Corporation as a REIT) and if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and upaid dividends, then, from and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and, upon surrender in accordance with said notice and the certificates, if any, for shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

(v) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

(A)	the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)	any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f) Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Common Stock.

(g) So long as full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, subject to the provisions of applicable law, nothing herein shall prevent or restrict the Corporation’s right or ability, from time to time, to repurchase all or any part of the Series B Preferred Stock, including the repurchase of shares of Series B Preferred Stock in open-market transactions, by tender or in individual purchases at such prices as negotiated by the Corporation, in each case as duly authorized by the Board of Directors.

(6) VOTING RIGHTS.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of shares of the Series B Preferred Stock (voting together as a single class with the holders of all other classes or series of preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) and the entire Board of Directors will be increased by two directors, until all dividends accumulated on such Series B Preferred Stock and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 6(d) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series B Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full for all past Dividend Periods that have ended. A dividend in respect of Series B Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series B Preferred Stock and Parity Preferred, a special meeting of the holders of Series B Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. At any such annual or special meeting, all of the holders of the Series B Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series B Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series B Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors. Notice of all meetings at which holders of the Series B Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stock transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series B Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on the Series B Preferred Stock and all classes or series of Parity Preferred for the past Dividend Periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series B Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly.

Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 6(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into any such shares of capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series B Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Corporation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that with respect to the occurrence of any of the events set forth in clause (ii) above, so long as (1) the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, or (2) the holders of the Series B Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series B Preferred Stock, then the occurrence of such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the events set forth in clause (ii) above. In addition, if, pursuant to the occurrence of any of the events set forth in clause (ii) above, the holders of shares of the Series B Preferred Stock receive the greater of the full trading price of the Series B Preferred Stock on the date of such event set forth in clause (ii) above or the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the date of such event set forth in clause (ii) above, then such holders shall not have any voting rights with respect to the events set forth in clause (ii) above.

Notwithstanding the foregoing, if the occurrence of any such event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock (voting as a separate class) shall also be required.

Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series B Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

Except as set forth herein, holders of the Series B Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of shares of the Series B Preferred Stock shall not be required for, the taking of any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, regardless of the effect that such corporate action or event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock.

(g) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

(7) CONVERSION.

(a) The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as set forth below.

(b) Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of its election to redeem such shares of Series B Preferred Stock pursuant to the Redemption Right or the Special Optional Redemption Right, to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”), which is equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series B Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 5.3135 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed the product of the Share Cap times the aggregate number of shares of the Series B Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration.”

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 7(d) below that is no fewer than 20 days nor more than 35 days after the date on which the Corporation mails such notice pursuant to Section 7(d).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(c) No fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(d) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be mailed to the holders of record of the shares of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series B Preferred Stock except as to the holder to whom notice was defective or not given. The Corporation will send the notice to the address shown on its stock transfer records, and the notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holders of Series B Preferred Stock that are subject to such notice of redemption will not be able to convert the Series B Preferred Stock designated for redemption and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right; and (x) the last date on which the holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(e) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 7(d) above to the holders of Series B Preferred Stock.

(f) In order to exercise the Change of Control Conversion Right, a holder of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series B Preferred Stock to be converted; and (iii) that the shares of Series B Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(g) Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(h) Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to the Redemption Right or the Special Optional Redemption Right. If the Corporation elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of redemption in accordance with the Redemption Right or the Special Optional Redemption Right.

(i) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(j) Notwithstanding anything to the contrary contained herein, no holder of shares of Series B Preferred Stock will be entitled to convert such shares of Series B Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to be a Beneficial Owner or a Constructive Owner in excess of the Ownership Limit.

(8) INFORMATION RIGHTS. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required), and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of Series B Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

(9) RESTRICTIONS ON OWNERSHIP AND TRANSFER.

(a) Definitions. For the purposes of this Section 9, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter and all references to Sections are references to sections of these Articles Supplementary unless otherwise indicated. The following terms shall have the following meanings:

“Series B Charitable Beneficiary” shall mean one or more beneficiaries of the Series B Trust as determined pursuant to subparagraph (k)(6) of this Section 9; provided, however, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Market Price” shall have the meaning set forth in subparagraph (b)(3) of this Section 9.

“Series B Ownership Limit” shall mean 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of Series B Preferred Stock of the Corporation.

“Series B Prohibited Owner” shall mean, with respect to any purported Transfer or other event, any Person who, but for the provision of subparagraph (k)(1) of this Section 9, would Beneficially Own or Constructively Own shares of Excess Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Excess Stock that the Series B Prohibited Owner would have so owned.

“Series B Trust” shall mean the trust created pursuant to subparagraph (k)(1) of Section 9.

“Series B Trustee” shall mean the Person unaffiliated with the Corporation and any Series B Prohibited Owner that is appointed by the Corporation to serve as trustee of the Series B Trust.

(b) Restrictions on Ownership and Transfers.

(1) Except as provided in paragraph (i) of this Section 9, from the Original Issue Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Series B Preferred Stock in excess of the Series B Ownership Limit.

(2) Except as provided in paragraph (i) of this Section 9, from the Original Issue Date and prior to the Restriction Termination Date, any Transfer or other event that, if effective, would result in any Person Beneficially Owning or Constructively Owning Series B Preferred Stock in excess of the Series B Ownership Limit shall be void ab initio as to that number of shares of Series B Preferred Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Series B Ownership Limit, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess shares of Series B Preferred Stock.

(3) For the avoidance of doubt and in addition to the provisions of this Section 9, the shares of Series B Preferred Stock are subject to the provisions of Article NINTH of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. For purposes of Section (j)(5) of Article NINTH of the Charter and this Section 9, the Market Price of the Series B Preferred Stock shall equal $25.00 per share, plus all accrued and unpaid dividends on the shares of Series B Preferred Stock.

(c) Conversion to Excess Stock. If, notwithstanding the other provisions contained in this Section 9, from the Original Issue Date and prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would either Beneficially Own or Constructively Own Series B Preferred Stock in excess of the Series B Ownership Limit, then, except as otherwise provided in paragraph (i) of this Section 9, such shares of Series B Preferred Stock in excess of the Series B Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the Business Day prior to the date of the Transfer or other event).

(d) Remedies For Breach. If the Board of Directors or its designees at any time determines in good faith that a Transfer or other event has taken place in violation of paragraph (b) of this Section 9 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series B Preferred Stock in violation of paragraph (b) of this Section 9, the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or other event or any attempted Transfer or other event in violation of paragraph (b) of this Section 9 shall be void ab initio and automatically result in the conversion described in paragraph (c) of this Section 9, irrespective of any action (or non-action) by the Board of Directors or its designees.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire shares of Series B Preferred Stock in violation of paragraph (b) of this Section 9, or any Person who is a transferee or holder such that Excess Stock results under paragraph (c) of this Section 9, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request, in good faith, in order to determine the effect, if any, of such Transfer or other event or such attempted Transfer or other event on the Corporation’s status as a REIT.

(f) [RESERVED].

(g) Remedies Not Limited. Nothing contained in this Section 9 (but subject to paragraph (n) of this Section 9) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Series B Ownership Limit.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9 or any definition contained in Article ELEVENTH of the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 9 or any definition contained in Article ELEVENTH of the Charter with respect to any situation based on the facts known to it. In the event this Section 9 requires any action by the Board of Directors and these Articles Supplementary or the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 9 or any definition contained in Article ELEVENTH of the Charter.

(i) Exceptions. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, in each case to the effect that the restrictions contained in subparagraph (a)(3) and/or subparagraph (a)(4) of Article NINTH of the Charter will not be violated, may exempt a Person from the Series B Ownership Limit if (1) such Person is not an individual for purposes of Section 542(a)(2) of the Code or is an underwriter which participates in an offering of the Series B Preferred Stock for a period of 90 days following the purchase by such underwriter of the Series B Preferred Stock; (2) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of Series B Preferred Stock will violate the Series B Ownership Limit; and (3) such Person agrees that any violation or attempted violation will result in such Series B Preferred Stock being converted into Excess Stock in accordance with paragraph (c) of this Section 9.

(j) Legends. Each certificate, if any, for shares of Series B Preferred Stock shall bear, in addition to, or in combination with, any legend required by the Charter, a legend summarizing the restrictions on transfer and ownership contained herein.

(k) Transfers of Excess Stock in Series B Trust.

(1) Upon any purported Transfer or other event that results in Excess Stock pursuant to paragraph (c) of this Section 9, such Excess Stock shall be deemed to have been transferred to the Series B Trustee as trustee of a Series B Trust for the exclusive benefit of one or more Series B Charitable Beneficiaries. Such transfer to the Series B Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in Series B Preferred Stock being converted into Excess Stock. Each Series B Charitable Beneficiary shall be designated by the Corporation as provided in subparagraph (k)(6) of this Section 9.

(2) Shares of Excess Stock so held in trust shall be issued and outstanding shares of stock of the Corporation. The Series B Prohibited Owner shall have no rights in the Excess Stock held by the Series B Trustee except as set forth in paragraph (k) of this Section 9. The Series B Prohibited Owner shall not benefit economically from ownership of any Excess Stock held in trust by the Series B Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Series B Trust.

(3) The Series B Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Excess Stock held in the Series B Trust, which rights shall be exercised for the exclusive benefit of the Series B Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been converted into Excess Stock shall be paid with respect to such shares of Excess Stock to the Series B Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series B Trustee. Any dividends or distributions so paid over to the Series B Trustee shall be held in trust for the Series B Charitable Beneficiary. The Series B Prohibited Owner shall have no voting rights with respect to shares of Excess Stock held in the Series B Trust and, subject to Maryland law, effective as of the date that the shares of Series B Preferred Stock have been converted into Excess Stock and transferred to the Series B Trustee, the Series B Trustee shall have the authority (at the Series B Trustee’s sole discretion) (i) to rescind as void any vote cast by a Series B Prohibited Owner prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been converted into Excess Stock and (ii) to recast such vote in accordance with the desires of the Series B Trustee acting for the benefit of the Series B Charitable Beneficiary. Notwithstanding the provisions of this Section 9, until the Corporation has received notification that shares of Series B Preferred Stock have been converted into Excess Stock and transferred into a Series B Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(4) Within 20 days of receiving notice from the Corporation that Excess Stock has been transferred to the Series B Trust, the Series B Trustee of the Series B Trust shall sell the shares held in the Series B Trust to a Person, designated by the Series B Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Section 9 and who upon purchase of the shares will receive shares of the class or series which was converted into Excess Stock. Upon such sale, the interest of the Series B Charitable Beneficiary in the shares sold shall terminate and the Series B Trustee shall distribute the net proceeds of the sale to the Series B Prohibited Owner and to the Series B Charitable Beneficiary as provided in this subparagraph (k)(4) of this Section 9. The Series B Prohibited Owner shall receive the lesser of (1) the price paid by the Series B Prohibited Owner for the Excess Stock or, if the Series B Prohibited Owner did not give value for the Excess Stock in connection with the event causing the Excess Stock to be held in the Series B Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Excess Stock on the day of the event causing the Excess Stock to be held in the Series B Trust and (2) the price per share of Excess Stock received by the Series B Trustee from the sale or other disposition of the Excess Stock held in the Series B Trust. Any net sales proceeds in excess of the amount payable to the Series B Prohibited Owner shall be immediately paid to the Series B Charitable Beneficiary. If, prior to the discovery by the Corporation that Excess Stock has been transferred to the Series B Trustee, such Excess Stock is sold by a Series B Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Series B Trust and (ii) to the extent that the Series B Prohibited Owner received an amount for such Excess Stock that exceeds the amount that such Series B Prohibited Owner was entitled to receive pursuant to this subparagraph (k)(4) of this Section 9, such excess shall be paid to the Series B Trustee upon demand. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of assets of, the Corporation prior to the sale of the Excess Stock by the Series B Trustee as set forth in this subparagraph (k)(4) of this Section 9, the Series B Prohibited Owner shall receive the lesser of (1) the price paid by the Series B Prohibited Owner for the Excess Stock or, if the Series B Prohibited Owner did not give value for the Excess Stock in connection with the event causing the Excess Stock to be held in the Series B Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Excess Stock on the day of the event causing the Excess Stock to be held in the Series B Trust and (2) the amount of assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation. Any net sales proceeds or assets received in excess of the amount payable to the Series B Prohibited Owner shall be immediately paid to the Series B Charitable Beneficiary.

(5) Excess Stock transferred to the Series B Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Series B Trust (or, in the case of a gift, devise or other such transaction, the Market Price at the time of such gift, devise or other such transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Series B Trustee has sold the Excess Stock held in the Series B Trust pursuant to subparagraph (k)(4) of this Section 9. Upon such sale to the Corporation, the interest of the Series B Charitable Beneficiary in the Excess Stock sold shall terminate and the Series B Trustee shall distribute the net proceeds of the sale to the Series B Prohibited Owner.

(6) By written notice to the Series B Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series B Charitable Beneficiary of the interest in the Series B Trust such that (i) the Excess Stock held in the Series B Trust would not violate the restrictions set forth in subparagraph (b) of this Section 9 in the hands of such Series B Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(l) Preservation of REIT Status. Nothing contained in this Section 9 (but subject to paragraph (n) of this Section 9) or in any other provision of these Articles Supplementary or the Charter shall limit the authority of the Board of Directors to take such other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation’s eligibility to be, and preserving the Corporation’s status as, a qualified REIT under the Code.

(m) Void, Invalid or Unenforceable. If any of the foregoing restrictions on transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Series B Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Corporation.

(n) NYSE Transactions. Nothing in this Section 9 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. Notwithstanding the fact that such settlement occurs, certain transactions may be settled by providing Excess Stock as set forth in this Section 9.

SECOND: 8,050,000 shares of Common Stock have been reclassified as 8,050,000 shares of Series B Preferred Stock by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Corporate Secretary on this 12th day of April, 2013.

ATTEST:			MFA FINANCIAL, INC.

By:	/s/ Shira E. Finkel		By:	/s/ Stewart Zimmerman
	Name:	Shira E. Finkel		Name:	Stewart Zimmerman
	Title:	Corporate Secretary		Title:	Chief Executive Officer and President

- 23 -